Exhibit 15.1

KPMG Auditores Independentes

Al. Dr. Carlos de Carvalho, 417 - 16º andar

80410-180 - Curitiba/PR - Brasil

Caixa Postal 13533 - CEP 80420-990 - Curitiba/PR - Brasil

Telefone +55 (41) 3544-4747, Fax +55 (41) 3544-4750

www.kpmg.com.br

April 27, 2017

Securities and Exchange Commission
Washington, D.C. 20549

Ladies and Gentlemen:

We were previously principal accountants for Companhia Paranaense de Energia – COPEL and, under the date of April 27, 2016, we reported on the consolidated financial statements of Companhia Paranaense de Energia – COPEL as of and for the years ended December 31, 2015 and 2014 and the effectiveness of internal control over financial reporting as of December 31, 2015. Following mandatory rotation requirements of independent public auditing firms in Brazil set forth under Comissão de Valores Mobiliários (CVM) Instruction 308/99, we were unable to stand for reelection. We have read Companhia Paranaense de Energia – COPEL’s statements included under Item 16.f of its Form 20-F dated April 27, 2017, and we agree with such statements, except that we are not in a position to agree or disagree with Companhia Paranaense de Energia – COPEL’s statement that Deloitte Touche Tohmatsu Auditores Independentes was not engaged regarding the application of accounting principles to a specified transaction or the type of audit opinion that might be rendered on Companhia Paranaense de Energia – COPEL’s consolidated financial statements.

Very truly yours,

/s/KPMG Auditores Independentes

KPMG Auditores Independentes, uma sociedade simples brasileira e firma-membro da rede KPMG de firmas-membro independentes e afiliadas à KPMG International Cooperative (“KPMG International”), uma entidade suíça.

KPMG Auditores Independentes, a Brazilian entity and a member firm of the KPMG network of independent member firms affiliated with KPMG International Cooperative (“KPMG International”), a Swiss entity.